(Exhibit 21.1)
List of Subsidiaries

Name Under Which the
	Subsidiary (*)	Jurisdiction of Incorporation	Subsidiary Does Business
1.	Perdigão Agroindustrial S.A.	Brazil	Perdigão
2.	Perdigão Export Ltd.	Cayman Islands	Perdigão and Perdix
3.	Crossban Holdings GMBH	Austria	Perdigão and Perdix
4.	Perdigão International Ltd.	Cayman Islands	Perdigão and Perdix
5.	Perdix International Foods Comércio Internacional Lda.	Portugal	Perdigão and Perdix
6.	Perdigão Ásia Pte Ltd.	Singapore	Perdigão and Perdix
7.	Perdigão France SARL	France	Perdigão and Perdix
8.	Perdigão Nihon K.K.	Japan	Perdigão and Perdix
9.	Perdigão UK Ltd.	United Kingdom	Perdigão and Perdix
10.	Perdigão Holland B.V.	Netherlands	Perdigão and Perdix
11.	PRGA Participações Ltda.	Brazil	Perdigão
12.	Perdigão Mato Grosso Rações Ltda.	Brazil	Perdigão
13.	Perdigão Agroindustrial Mato Grosso Ltda.	Brazil	Perdigão
14.	PDA Distribuidora de Alimentos Ltda.	Brazil	Perdigão
15.	Highline International Ltd.	Cayman Islands	Perdigão and Perdix
16.	Perdigão Trading S.A.	Brazil	Perdigão
17.	BFF International Ltd.	Cayman Islands	Perdigão and Perdix
18.	Batávia S.A. — Indústria de Alimentos	Brazil	Batávia

(*)	All subsidiaries are wholly owned, directly or indirectly, by Perdigão S.A., except for Batávia S.A. — Indústria de Alimentos, in which Perdigão S.A. holds a 51% interest.